                                                                    EXHIBIT 99.2

            Unaudited Pro Forma Combined Condensed Balance Sheet
                           September 30, 2000

                                                 Progress Energy       Florida Progress      Pro Forma             Pro Forma
(in millions)                                   (as reported) (2)   (as reclassified)(2)   Adjustments           Combined (1)
                                                 ---------------     -------------------   -----------          -------------
Assets

 Utility Plant
  Utility plant, at cost                            $   12,120.7       $    7,062.9       $         -            $     19,183.6
  Accumulated depreciation                              (5,383.2)          (3,542.8)                -                  (8,926.0)
  Nuclear fuel, net of amortization                        171.7               45.7                 -                     217.4
                                                    ------------       ------------       -----------            --------------
    Total Utility Plant, Net                             6,909.2            3,565.8                 -                  10,475.0
                                                    ------------       ------------       -----------            --------------

Current Assets
  Cash and cash equivalents                                252.3                4.0                 -                     256.3
  Accounts receivable, net                                 511.1              559.6            (191.0) (3c)               879.7
  Inventory                                                266.5              438.7            (197.0) (3c)               508.2
  Prepayments and other current assets                     279.0              254.9             (10.7) (3c)               523.2
                                                    ------------       ------------       -----------            --------------
    Total Current Assets                                 1,308.9            1,257.2            (398.7)                  2,167.4
                                                    ------------       ------------       -----------            --------------

  Goodwill                                                 285.8              243.8           3,116.8  (3)              3,646.4

  Net Assets Held for Sale                                     -                  -             700.8  (3c)               700.8

  Deferred Debits and Other Assets                       1,615.5            1,779.3            (392.8) (3c)             3,002.0
                                                    ------------       ------------       -----------            --------------
Total Assets                                        $   10,119.4       $    6,846.1       $   3,026.1            $     19,991.6
                                                    ============       ============       ===========            ==============


Capitalization and Liabilities
 Capitalization

  Common stock                                      $    1,744.0       $    1,274.2       $     588.7  (4b)      $      3,606.9
  Other stockholders' equity                             1,932.9              913.6            (913.6) (4b)             1,932.9
                                                    ------------       ------------       -----------            --------------
    Total common stock equity                            3,676.9            2,187.8            (324.9)                  5,539.8
  Preferred stock - redemption not required                 59.3               33.5                 -                      92.8
  Company-obligated mandatorily
    redeemable preferred securities                            -              300.0                 -                     300.0
  Long-term debt, net                                    3,489.5            2,041.9           3,454.8  (3c, 5a)         8,986.2
                                                    ------------       ------------       -----------            --------------
    Total Capitalization                                 7,225.7            4,563.2           3,129.9                  14,918.8
                                                    ------------       ------------       -----------            --------------

Current Liabilities

  Accounts payable                                         299.0              306.7             (46.1) (3c, 9)            559.6
  Notes payable                                                -              332.5                 -                     332.5
  Current portion of long-term debt                          7.1              275.9              (2.9) (3c)               280.1
  Other current liabilities                                413.9              347.0              (9.7) (3c, 9)            751.2
                                                    ------------       ------------       -----------            --------------
    Total Current Liabilities                              720.0            1,262.1             (58.7)                  1,923.4
                                                    ------------       ------------       -----------            --------------

 Deferred Credits and Other Liabilities                  2,173.7            1,020.8             (45.1) (3c, 7)          3,149.4
                                                    ------------       ------------       -----------            --------------
Total Capitalization and Liabilities                $   10,119.4       $    6,846.1       $   3,026.1            $     19,991.6
                                                    ============       ============       ===========            ==============

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Information.

          Unaudited Pro Forma Combined Condensed Statement of Income
                 For the Nine Months Ended September 30, 2000

                                          Progress Energy    Florida Progress        Pro Forma                Pro Forma
(in millions except per share data)     (as reported) (2)   (as reclassified) (2)   Adjustments              Combined (1)
                                       ------------------   ---------------------   -----------            --------------
Operating Revenues
 Electric                              $          2,497.2   $             2,237.8   $         -            $      4,735.0
 Natural gas                                        223.1                       -             -                     223.1
 Diversified businesses                             133.3                 1,119.7        (899.5) (3c)               353.5
                                       ------------------   ---------------------   -----------            --------------
                                                  2,853.6                 3,357.5        (899.5)                  5,311.6
                                       ------------------   ---------------------   -----------            --------------

 Operating Expenses
  Fuel, operation and maintenance                 1,005.5                   809.6             -                   1,815.1
  Purchased power and other                         377.4                   605.0             -                     982.4
  Gas purchased for resale                          166.5                       -             -                     166.5
  Depreciation and amortization                     400.7                   313.3          59.3  (3d)               773.3
  Diversified businesses                            207.6                 1,147.2        (845.7) (3c)               509.1
                                       ------------------   ---------------------   -----------            --------------
    Total operating expenses                      2,157.7                 2,875.1        (786.4)                  4,246.4
                                       ------------------   ---------------------   -----------            --------------

Operating Income                                    695.9                   482.4        (113.1)                  1,065.2
                                                                                                                        -
Other Income (Expense)                              203.4                     9.9          (0.1) (3c)               213.2
                                       ------------------   ---------------------   -----------            --------------
Income Before Interest Charges
  and Income Taxes                                  899.3                   492.3        (113.2)                  1,278.4

Distributions on Company-Obligated
  Mandatorily Redeemable Preferred
  Securities                                            -                    16.0             -                      16.0

Interest Charges, Net                               154.4                   138.0         123.3  (3c,5b)            415.7
                                       ------------------   ---------------------   -----------            --------------
Income Before Income Taxes                          744.9                   338.3        (236.5)                    846.7

Income Taxes                                        255.1                     1.6         (70.7) (3c,8)             186.0
                                       ------------------   ---------------------   -----------            --------------
Net Income                             $            489.8   $               336.7   $    (165.8)           $        660.7
                                       ==================   =====================   ===========            ==============

Average Common Shares Outstanding
  Basic (4a)                                        153.2                    98.6                                   199.7
  Diluted (4a)                                      153.6                    98.8                                   200.2

Basic Earnings Per Common Share        $             3.20   $                3.42                          $         3.31
                                       ==================   =====================                          ==============
Diluted Earnings Per Common Share      $             3.19   $                3.42                          $         3.30
                                       ==================   =====================                          ==============


See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Information.

          Unaudited Pro Forma Combined Condensed Statement of Income
                     For the Year Ended December 31, 1999

                                             Progress Energy         Florida Progress            Pro Forma          Pro Forma
(in millions except per share data)       (as reclassified) (2)    (as reclassified) (2)        Adjustments        Combined (1)
                                          ---------------------    ---------------------     ----------------     ---------------
Operating Revenues
 Electric                                     $    3,138.8             $    2,632.6             $        -         $    5,771.4
 Natural gas                                          98.9                        -                      -                 98.9
 Diversified businesses                              119.9                  1,212.5               (1,021.2)(3c)           311.2
                                              ------------             ------------             ----------         ------------
                                                   3,357.6                  3,845.1               (1,021.2)             6,181.5
                                              ------------             ------------             ----------         ------------

Operating Expenses
 Fuel, operation and maintenance                   1,263.7                  1,062.4                      -              2,326.1
 Purchased power and other                           515.6                    698.4                      -              1,214.0
 Gas purchased for resale                             67.5                        -                      -                 67.5
 Depreciation and amortization                       495.7                    347.5                   76.8 (3d)           920.0
 Diversified businesses                              174.6                  1,161.9                 (930.5)(3c)           406.0
                                              ------------             ------------             ----------         ------------
   Total operating expenses                        2,517.1                  3,270.2                 (853.7)             4,933.6
                                              ------------             ------------             ----------         ------------
Operating Income                                     840.5                    574.9                 (167.5)             1,247.9

Other Income (Expense)                               (23.4)                    17.2                   (2.2)(3c)            (8.4)
                                              ------------             ------------             ----------         ------------
Income Before Interest Charges
and Income Taxes                                     817.1                    592.1                 (169.7)             1,239.5


Distributions on Company-Obligated
  Mandatorily Redeemable Preferred
  Securities                                             -                     15.2                      -                 15.2

Interest Charges, Net                                179.4                    170.3                  171.4 (3c, 5b)       521.1
                                              ------------             ------------             ----------         ------------

Income Before Income Taxes                           637.7                    406.6                 (341.1)               703.2

Income Taxes                                         258.4                     91.7                 (105.1)(3c, 8)        245.0
                                              ------------             ------------             ----------         ------------

Net Income                                    $      379.3             $      314.9             $   (236.0)        $      458.2
                                              ============             ============             ==========         ============


Average Common Shares Outstanding
 Basic (4a)                                          148.3                     98.1                                       194.6
 Diluted (4a)                                        148.6                     98.3                                       195.0

Basic Earnings Per Common Share               $       2.56             $       3.21                                $       2.35
                                              ============             ============                                ============

Diluted Earnings Per Common Share             $       2.55             $       3.21                                $       2.35
                                              ============             ============                                ============

See accompanying Notes to Unaudited Pro Forma Condensed Financial information.

  Notes to Unaudited Pro Forma Combined Condensed Financial Information


(1)      The Share Exchange

         On November 30, 2000, CP&L Energy, Inc., a North Carolina corporation, acquired all of the outstanding common stock of Florida Progress Corporation, a Florida corporation, in accordance with the Amended and Restated Plan of Exchange, including the related Plan of Share Exchange, dated as of August 22, 1999 as amended and restated as of March 3, 2000, among CP&L Energy, Florida Progress and Carolina Power & Light Company, a North Carolina corporation.

         The share exchange will be accounted for under the purchase method of accounting for business combinations. The unaudited pro forma combined condensed financial information does not give effect to any restructuring costs, nor any potential cost savings or other benefits that could result from the share exchange. Progress Energy is in the process of finalizing its plan to integrate the operations of Florida Progress. There were no material intercompany transactions among Progress Energy, Carolina Power & Light and Florida Progress during the periods presented that require elimination.

(2)      Reclassifications

         On June 19, 2000 Carolina Power & Light Company was reorganized into a holding company structure and all of the shares of common stock of Carolina Power & Light Company were exchanged for an equal number of shares of common stock of CP&L Energy, Inc. On December 4, 2000, CP&L Energy changed its name to Progress Energy, Inc.

         These columns represent historical results of operations and financial position of the respective companies, in condensed formats. Certain reclassifications have been made to Florida Progress' historical results to conform with Progress Energy's presentation. Immaterial reclassifications were made to Florida Progress' income statement for the presentation of allowance for funds used during construction. On the balance sheet, Florida Progress' non-electric property, plant and equipment has been reclassified to "Deferred Debits and Other Assets". In addition, on the income statement for the twelve months ended December 31, 1999, Carolina Power & Light's preferred dividend requirement was reclassified to "Other Income (Expense)" to reflect the reporting of such dividends beginning with the June 19, 2000 share exchange with CP&L Energy.


(3)      Purchase Price Allocation

         The fair value of the consideration exchanged to acquire Florida Progress common stock will be allocated to the assets and liabilities of Florida Progress based on their estimated fair values. A preliminary allocation of the purchase price has been presented in the unaudited pro forma combined condensed financial information in which the fair value of the identifiable net tangible assets of Florida Progress is assumed to equal the net book value of such assets, except for net assets held for sale as discussed in Note 3c. The excess of consideration over the fair value of the identifiable net tangible assets has been preliminarily allocated to goodwill as follows (in millions):

       Consideration exchanged for Florida Progress common stock (a)            $  5,374.7
       Plus: Estimated transaction costs (b)                                          18.6
                                                                                ----------
       Total estimated purchase price                                              5,393.3

       Less: Net assets held for sale (c)                                            700.8
       Less: Estimated fair value of Florida Progress' identifiable net
          assets on September 30, 2000 (d)                                         1,331.9
                                                                                ----------
       Total estimated goodwill                                                 $  3,360.6
                                                                                ----------

In addition, goodwill was decreased by Florida Progress' historical goodwill of $243.8 million, as required under the purchase accounting method.

         (a) The estimated consideration and purchase price allocation used for pro forma purposes are based on (1) 65% of the outstanding shares of Florida Progress common stock being exchanged for $54 per share in cash and (2) 35% of the outstanding shares of Florida Progress common stock being exchanged for Progress Energy common stock and cash in lieu of fractional shares, with 1.3473 shares of Progress Energy common stock issued for each share of Florida Progress common stock. As discussed more fully in Note 6 below, the exchange ratio of 1.3473 corresponds to an average CP&L Energy share price of $40.0813. In addition, the estimated consideration includes approximately $49.3 million for the market value of contingent value obligations, as more fully discussed in Note 7 below.

         (b) Transaction costs primarily include investment banking fees and other professional fees.

         (c) Progress Energy has announced its intent to dispose of Florida Progress' Rail Services and Inland Marine Transportation segments. Accordingly, the assets and liabilities of those two segments have been reclassified to Net Assets Held for Sale, with adjustments to reflect estimated disposition proceeds and earnings net of interest on incremental debt during the period until disposition. In addition, the pro forma income statements have been adjusted to remove the effects of those two segments. Finally, interest expense has been decreased by $55.3 million and $41.4 million for the twelve-month and nine-month periods, respectively, to reflect the assumed reduction in long-term debt using the estimated net proceeds of the dispositions and an interest rate of 7.5% (see Note
             5b).

         (d) A valuation of net assets has not been performed and, therefore, for pro forma purposes, the fair value of the identifiable net tangible assets of Florida Progress is assumed to equal the net book value of such assets, except for net assets held for sale as discussed in Note 3c. A pro forma adjustment has been made for the twelve months ended December 31,

             1999 and the nine months ended September 30, 2000 to reflect estimated amortization expense on the goodwill resulting from the acquisition and to eliminate Florida Progress' historical amortization of goodwill. Goodwill is amortized over an estimated useful life of 40 years. If a portion of goodwill were assigned to net assets that have lives less than 40 years, or if the estimated life of goodwill were less than 40 years, pro forma goodwill amortization expense would increase, with a corresponding decrease in pro forma earnings per share.

(4)      Stock Consideration

         (a) In the share exchange, 65% of the outstanding shares of Florida Progress common stock was exchanged for cash consideration of $54.00 per share and 35% of the outstanding shares of Florida Progress common stock was exchanged for a number of shares of Progress Energy common stock based on the exchange ratio determined in the manner described in Note 6 below. Based on the average closing price of CP&L Energy common stock on the New York Stock Exchange for the twenty trading day period ended on November 22, 2000, which was $40.0813, Progress Energy would have issued approximately 46.503 million shares in the transaction for 35% of Florida Progress common stock outstanding on September 30, 2000 (which was approximately the same as the shares outstanding on the share exchange date of November 30, 2000). The unaudited pro forma net earnings per share reflect the weighted-average number of shares of Progress Energy common stock that would have been outstanding if the share exchange had occurred at the beginning of the periods presented, with conversion of each Florida Progress share not exchanged for cash into 1.3473 shares of Progress Energy common stock, as provided in the exchange agreement and discussed in Note 6 below.

         (b) Pro forma adjustments have been made as of September 30, 2000 to:
             (1) reflect the issuance of approximately 46.503 million shares of Progress Energy common stock to be exchanged together with cash of approximately $3.461 billion and contingent value obligations with a market value of approximately $49.3 million for all of the outstanding shares of Florida Progress common stock (based on the number of shares of Florida Progress common stock outstanding on September 30, 2000) and (2) eliminate the shareholders' equity accounts of Florida Progress.

(5)      Cash Consideration

         (a) A pro forma adjustment has been made to reflect the approximate $3.461 billion cash consideration that Progress Energy used to fund the purchase price for 65% of the Florida Progress common stock, assuming such cash consideration was funded through the issuance of long-term debt. Progress Energy used short-term financing facilities to consummate the cash portion of the share exchange, but expects to issue long-term debt in the near future to replace those short-term facilities. The remaining exchange consideration was comprised of Progress Energy common stock and contingent value obligations.

           (b) A pro forma adjustment has been made to reflect increased interest expense resulting from the issuance of approximately $3.461 billion of long-term debt to fund part of the Florida Progress purchase price, as if such issuance had occurred on January 1, 1999 and assuming a weighted- average annual interest rate of 7.5%. That average interest rate reflects the best estimate available for the long-term debt facilities expected to be issued in conjunction with the acquisition. If the average interest rate changed by 1/8%, pro forma net income would change by approximately $2.6 million on an annual basis.

(6)      Exchange Ratio

         As provided in the exchange agreement, Florida Progress shareholders were permitted to elect either Progress Energy common stock or cash, with the total cash consideration fixed at 65% percent and the total stock consideration fixed at 35%. Shareholder elections were prorated to the extent necessary to maintain this mix of consideration. Based upon the average closing price per share of CP&L Energy common stock on the New York Stock Exchange for the twenty trading day period ended on November 22, 2000 (which is calculated based on the actual share exchange date of November 30, 2000) of $40.0813, the exchange ratio was
         1.3473 shares of Progress Energy common stock for each share of Florida Progress common stock not exchanged for cash, and Progress Energy would have issued approximately 46.503 million shares in this transaction based on the number of shares of Florida Progress common stock outstanding as of September 30, 2000.

(7)      Contingent Value Obligation Consideration

         In the share exchange, one contingent value obligation (CVO) was issued for each whole or fractional share of Florida Progress common stock. The CVOs represent the right to receive contingent payments based on the after-tax cash flow to Progress Energy generated by certain synthetic fuel plants. For accounting purposes, the pro forma liability is based on the average of the quoted market price of the CVOs around the share exchange date of November 30, 2000, which was $0.50 per CVO.

(8)      Income Taxes

         A pro forma adjustment has been made for the twelve months ended December 31, 1999 and the nine months ended September 30, 2000 to reflect the tax effect of certain pro forma adjustments using Progress Energy's statutory tax rate of approximately 40%. Goodwill created by the share exchange is nondeductible for tax purposes.

(9)      Current Liabilities

         A pro forma adjustment has been made for accounts payable associated with the transaction, such as investment banker fees, legal fees and other professional fees. A pro forma adjustment also has been made to other current liabilities for amounts due, under the long-term incentive plans maintained by Florida Progress and its subsidiaries and under the Florida Progress phantom stock plan for non-employee directors, upon a change in control of Florida Progress.